Exhibit 99.1

LMI Aerospace Signs Contract With Boeing

Valued at $55 Million Over Four Years

     ST. LOUIS, April 19--LMI Aerospace, Inc. (NASDAQ/NMS: LMIA) has signed a four-year contract to continue providing components for Boeing commercial aircraft, LMI announced today.

        The contract, running from 2000 through 2003, is valued at approximately $55 million.

        Ronald S. Saks, president and chief executive officer of LMI, said, “This contract provides a solid foundation for our business over the next four years. It also signals a positive change in the difficult business environment facing commercial aircraft suppliers such as LMI.

        “Coupled with continuing excellent growth in the corporate/regional and military aircraft markets, we are becoming increasingly confident that 2000 will be a turnaround year for LMI,” Saks said.

        Under the contract, LMI will produce skins, wing panels, floor beams, curtain tracks and other components that are integrated into various aircraft at Boeing plants in Seattle and Wichita, Kansas.

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace industry. LMI is one of the largest suppliers of structural and interior sheet metal components and assemblies to the aircraft industry. The Company operates five manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft. LMI Aerospace, based in St. Charles, Missouri, was founded in 1948.

Special Note

        This press release includes forward-looking statements related to the company’s prospects for years 2000 through 2003, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of the company. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in the company’s filings with the Securities and Exchange Commission.